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                                                                    EXHIBIT 99.1

NEWS RELEASE                                For Further Information 214-753-6900


                            FOR IMMEDIATE RELEASE

                    HARKEN ANNOUNCES $40 MILLION FINANCING

         Dallas, Texas (July 31, 1996) -- Harken Energy Corporation ("Harken") (AMEX: "HEC"), announced today the closing of the offering and sale of $40,000,000 in Senior Convertible Notes in Europe. These Notes bear interest at 6.5% annually until maturity in the year 2000, unless earlier redeemed by the Company. These Notes are convertible into shares of Harken common stock at a conversion price of $2.50 per share under certain conditions.

         These Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), and can not be offered or sold in the U.S. without registration under the Act or an exemption therefrom.

         The Company is currently drilling the Torcaz #2 well in the Middle Magdalena Basin and has announced that is has requested drilling permits for three additional wells in Colombia.

         Harken's Chairman, Mikel D. Faulkner, said, "This successful placement of Notes in Europe will allow Harken to accelerate its exploration and development plans. This capital will be applied to develop our acreage position in Colombia as well as support new domestic growth."





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Harken Energy Corporation ("Harken") (AMEX: "HEC") explores for, develops and produces oil and gas reserves domestically and internationally. The Company controls acreage in Colombia and is active in the Paradox Basin in Utah, the Panhandle region and Gulf Coast of Texas, the Magnolia area of Arkansas and the Carlsbad area of New Mexico.